Valmont Announces Record Third Quarter Results,
                            Net Earnings Increase 44%

Third Quarter 2005 Highlights:

     o    Operating income increased 39%.

     o    Net earnings increased 44% to a third quarter record of $10.2 million.

     o Operating income in both the Engineered Support and Utility Support Structures Segments rose significantly as a result of a margin recovery in North America and strong results in Europe and China.

     o Operating income increased in the Coatings Segment due to improved plant efficiencies and reduced workers' compensation costs.

     o Irrigation profitability improved despite lower sales as a result of a favorable product mix and lower factory and SG&A spending.

     o Strong cash flows from operations for the quarter and nine-month period of $36 million and $91 million, respectively.

     o At 39.5%, the long-term debt to invested capital ratio was below the Company's stated goal of 40%.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported sales for the third quarter of $265.9 million compared with $262.9 million for the same period of 2004. Third quarter 2005 net earnings were $10.2 million, or 40 cents per diluted share, versus third quarter 2004 net earnings of $7.1 million, or 29 cents per diluted share.

     For the first nine months of 2005, sales were $796.8 million versus $744.8 million in 2004. Valmont's nine-month net earnings were $27.5 million, or $1.09 per diluted share, compared with 2004 nine-month net earnings of $15.4 million, or 63 cents per diluted share. Nine-month 2004 net earnings included a $6.1 million after-tax charge related to debt prepayment costs, which occurred during the second quarter of 2004.

Third Quarter Review:

     "Operating income improved significantly for the third quarter," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "The factors that led to the improvement included a strong increase in profitability in the Engineered Support Structures Segment led by a solid performance in Europe and China, improved profitability in the Utility Support Structures Segment, and better Coatings Segment results.

     "Sales rose in the Engineered Support Structures Segment, led by strong sales in Europe and China. In the Utility Support Structures Segment, sales were lower due to a disruption of shipments caused by recent hurricanes. Sales in the Irrigation, Coatings and Tubing Segments were modestly below last year's levels."

Third Quarter Summary - Infrastructure Markets:

     Sales in the Engineered Support Structures Segment were $125.4 million, an increase of 5% from 2004 levels. Operating income for the segment increased 77% to $13.2 million mostly due to improved market conditions. Steel costs were still escalating during the third quarter of 2004 and pricing at that time did not fully recover steel price increases.

     In North America, sales of lighting and traffic products were flat compared to last year. The new federal highway bill passed this summer after a long delay that resulted in many projects being postponed. It is expected that over time, increased government funding through the highway bill should lead to increased demand for Valmont's lighting, traffic and sign structures. Commercial lighting sales declined due to softer commercial construction markets.

     In Europe, stronger municipal spending and new product introductions resulted in sales and profitability increases. The improved results also reflect administrative cost reductions implemented last year.

     Sales of wireless communication products were essentially flat in North America. Sign structure sales improved due to increased market demand and the acquisition of the assets of Sigma Industries, an overhead sign structure company, during the third quarter of 2004.

     In China, sales were significantly higher, driven by continued strong demand for utility and communication structures as well as by higher export sales to the Asia-Pacific region. Infrastructure investments will be needed to support ongoing economic expansion in China. Valmont has a second pole plant under construction in southern China to support this increased demand.

     Utility Support Structures Segment sales decreased 8% to $51.3 million while operating income rose 37% to $4.9 million as margins recovered to more traditional levels. During the quarter, hurricanes in the Gulf disrupted scheduled shipments. Utility crews from many parts of the country were diverted to aid in restoring power to the hurricane stricken regions. The Company's utility backlog grew during the third quarter as electric utilities continue to invest in upgrades to the transmission grid in order to improve capacity and reliability.

     Coatings Segment sales of $22.2 million were essentially unchanged from last year. Operating income for the segment of $2.6 million was significantly above last year's $1.5 million due to an improved sales mix, better operating efficiencies and reduced workers' compensation costs in California.

Third Quarter Summary - Agricultural Markets:

     Irrigation Segment third quarter sales were $55.5 million, an 11% decrease from last year's third quarter results. Operating income for the segment increased 7% to $4.9 million largely due to cost cutting measures implemented earlier in the year. Most of the sales declines were in international markets, although North American sales were modestly lower. Worldwide, lower world crop prices and increased energy and fertilizer costs reduced demand. Parts sales improved as a result of the hot dry weather in the North American corn belt.

     Tubing Segment sales were 7% lower at $20.4 million due to modestly lower steel costs that led to selling price reductions. Operating income decreased 10% to $3.7 million reflecting the lower sales.

Fourth Quarter Outlook:

     Commenting on the outlook for the fourth quarter, Mr. Bay said, "At this time we expect favorable comparisons over last year's record fourth quarter results.

     "We remain positive about our longer term outlook as well. There is a need for enhanced public safety through better lighting, highway safety and relieving traffic congestion. These are strong drivers for our engineered support structures businesses. Growing electricity demand worldwide is supportive of our utility business. And, the need to use water more efficiently and produce more food for a growing world population supports our irrigation business."

     An audio discussion of Valmont's third quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live at 8:00 a.m. October 18, 2005 CDT, by telephone by dialing 1-877-493-2981 and entering Conference ID#: 3278563 or via the Internet by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 3278563 beginning October 18, 2005 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 25, 2005.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                                Third Quarter               Year-to-Date
                                                                13 Weeks Ended             39 Weeks Ended
                                                          -----------------------------------------------------
                                                           24-Sep-05     25-Sep-04     24-Sep-05    25-Sep-04
                                                          ---------------------------------------- ------------
          Net sales                                         $ 265,942      $ 262,890    $ 796,817    $ 744,800
          Cost of sales                                       196,332        201,790      597,953      566,340
                    Gross profit                               69,610         61,100      198,864      178,460
          Selling, general and administrative expenses         47,579         45,268      139,520      131,870
                    Operating income                           22,031         15,832       59,344       46,590
          Other income (deductions)
               Interest expense                                (5,002)        (4,639)     (14,713)     (11,104)
               Interest income                                    408            687        1,237        1,382
               Debt prepayment expenses                             -              -            -       (9,860)
               Miscellaneous                                     (462)           (23)        (577)        (283)
                                                               (5,056)        (3,975)     (14,053)     (19,865)
                Earnings before income taxes, minority
                interest, and equity in earnings (losses) of
                non-consolidated subsidiaries                  16,975         11,857       45,291       26,725
          Income tax expense                                    6,459          4,307       16,728        9,763
                Earnings before minority interest, equity in
                earnings (losses) of non-consolidated
                subsidiaries                                   10,516          7,550       28,563       16,962
          Minority interest                                      (480)          (668)      (1,142)      (1,841)
          Earnings (losses) in non-consolidated subsidiaries      170            222           38          296
                    Net earnings                             $ 10,206        $ 7,104     $ 27,459     $ 15,417

          Average shares outstanding (000's) - Basic           24,382         23,887       24,262       23,866
          Earnings per share - Basic                           $ 0.42         $ 0.30       $ 1.13       $ 0.65

          Average shares outstanding (000's) - Diluted         25,380         24,464       25,197       24,465
          Earnings per share - Diluted                         $ 0.40         $ 0.29       $ 1.09       $ 0.63

          Cash dividends per share                            $ 0.085        $ 0.080      $ 0.250      $ 0.240

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                                Third Quarter               Year-to-Date
                                                                13 Weeks Ended             39 Weeks Ended
                                                          --------------------------- -------------------------
                                                           24-Sep-05     25-Sep-04     24-Sep-05    25-Sep-04
                                                          --------------------------- -------------------------

          Net sales
               Engineered Support Structures                $ 125,380      $ 119,436    $ 354,624    $ 314,474
               Utility Support Structures                      51,298         55,803      153,239      117,171
               Coatings                                        22,196         22,486       62,392       68,710
                  Infrastructure products                     198,874        197,725      570,255      500,355

               Irrigation                                      55,467         62,593      190,838      230,274
               Tubing                                          20,386         21,990       65,196       63,409
                  Agriculture products                         75,853         84,583      256,034      293,683

               Other                                            4,558          4,117       14,007       12,980
               Less: Intersegment sales                       (13,343)       (23,535)     (43,479)     (62,218)
                    Total                                   $ 265,942      $ 262,890    $ 796,817    $ 744,800

          Operating Income
               Engineered Support Structures                 $ 13,160        $ 7,438     $ 29,492     $ 17,470
               Utility Support Structures                       4,888          3,558       12,859        2,689
               Coatings                                         2,584          1,471        5,458        4,538
                  Infrastructure products                      20,632         12,467       47,809       24,697

               Irrigation                                       4,870          4,533       19,614       28,386
               Tubing                                           3,725          4,152       10,881        9,658
                  Agriculture products                          8,595          8,685       30,495       38,044

               Other                                             (532)        (1,247)      (1,948)      (2,332)
               Corporate                                       (6,664)        (4,073)     (17,012)     (13,819)
                    Total                                    $ 22,031       $ 15,832     $ 59,344     $ 46,590

Valmont has five reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses.

     Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of steel tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                                         24-Sep-05                  25-Sep-04
                                                                        -------------              ------------
          ASSETS
          Current assets:
               Cash and cash equivalents                                    $ 33,941                  $ 30,557
               Accounts receivable, net                                      182,431                   189,337
               Inventories                                                   164,070                   197,803
               Prepaid expenses                                                9,148                     9,556
               Refundable and deferred income taxes                           12,840                     8,842
                    Total current assets                                     402,430                   436,095
          Property, plant and equipment, net                                 207,375                   209,072
          Goodwill and other assets                                          198,214                   181,184
                                                                           $ 808,019                 $ 826,351

          LIABILITIES AND SHAREHOLDERS' EQUITY
          Current liabilities:
               Current installments of long-term debt                        $ 8,542                   $ 1,251
               Notes payable to banks                                          5,214                    17,078
               Accounts payable                                               72,208                    84,317
               Accrued expenses                                               65,337                    71,052
               Dividend payable                                                2,086                     1,913
                    Total current liabilities                                153,387                   175,611
          Long-term debt, excluding current installments                     255,211                   324,905
          Other long-term liabilities                                         79,520                    49,166
          Shareholders' equity                                               319,901                   276,669
                                                                           $ 808,019                 $ 826,351